Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (File No. 333-105525) on Form S-8 of First Niagara Financial Group 401(k) Plan of our report dated June 28, 2012, with respect to the statements of net assets available for benefits of First Niagara Financial Group 401(k) Plan as of December 31, 2011 and 2010, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at year end) as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of First Niagara Financial Group 401(k) Plan.

/s/ Bonadio & Co., LLP

Bonadio & Co., LLP

June 28, 2012

Pittsford, NY